Law Offices of Wade Huettel

Wade Huettel, CA Bar Number 231278	3580 Utah Street San Diego, CA 92104 Telephone (619) 892-3006 Telecopier (619) 330-1888 Email: contactwade@cox.net

May 11, 2005

Vitasti, Inc.
Tammy Lynn McNabb
Chairman of the Board

Re:  Legal Opinion for Second Amended S-8 Registration Statement

Dear Mrs. McNabb:

At your request, I have examined the form of the Second Amended Registration Statement which Vitasti, Inc. (the “Company”) is filing with the Securities and Exchange Commission, on Form S-8 (the “Amended Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares of your Common Stock (the "Stock") issuable pursuant to satisfaction of conditions set forth in the SECOND AMENDED 2004 STOCK INCENTIVE PLAN of the Company (the “Plan”).

In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and no others:

1.	Certificate of Incorporation of the Company, as amended to date;

2.	Bylaws of the Company, as amended to date;

3.	Resolutions adopted by the Board of Directors of the Company authorizing entry into the SECOND AMENDED 2004 STOCK INCENTIVE PLAN;

4.	The Amended Registration Statement;

5.	The SECOND AMENDED 2004 STOCK INCENTIVE PLAN which the shares are being registered in the Registration Statement.

Law Offices of Wade Huettel

I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records. Based upon the foregoing, it is my opinion that: (i) the Stock to be issued under the SECOND AMENDED 2004 STOCK INCENTIVE PLAN, subject to the effectiveness of the Registration Statement and compliance with applicable blue sky laws, and execution of necessary documents in accordance with the SECOND AMENDED 2004 STOCK INCENTIVE PLAN as contemplated, when issued, will be duly and validly authorized, fully paid and non-assessable; and (ii) no consent, approval, order or authorization of any regulatory board, agency, or instrumentality having jurisdiction over the Company or its properties (other than registration under the Act or qualification under state securities or Blue Sky laws or clearance from the NASD) is required for the valid authorization, issuance and delivery of the Stock, or, if required, it has been obtained and is in full force and effect.

I express no opinion as to compliance with the securities or "blue sky" laws of any state in which the stock delivered upon fulfillment of the Stock Incentive Plan is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the stock.

I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock issued as described in the Amended Registration Statement in connection with the offering described therein. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) covers only matters of federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing in this opinion shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Amended Registration Statement within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Lastly, I do not express an opinion as to whether any parties who may be issued shares under the Plan are: (1) natural persons, (2) engaged in raising monies for the Company, and (3) creating or maintaining a market for the Company's securities. In fact, the Company has acknowledged that it has been provided with a Form S-8 Disclosure Memorandum (“Disclosure Memorandum”) by its prior counsel so that the Company, including any and all directors, officers, and/or authorized representatives, is familiar and aware of the extensive restrictions pertaining to the issuance of any S-8 stock to employees and/or consultants. It is the policy of this Firm to not provide issuance requests or opinion letters for Form S-8 stock unless the requesting Issuer has read the Disclosure Memorandum, or a similar document provided by my firm, and has acknowledged their review of the same, which the Company has expressly done. In addition, the Company has been advised that this Firm does not engage in any due diligence as it pertains to the issuance of any S-8 shares to any employees and/or consultants.

Law Offices of Wade Huettel

The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Very truly yours,

/s/ Wade Huettel, Esq.
Wade Huettel, Esq.